EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
ANNOUNCES INCREASES IN FISCAL YEAR 2007 SECOND QUARTER
SALES AND EARNINGS

CIRCLE PINES, Minnesota, April 11, 2007 - Northern Technologies International Corporation (AMEX: NTI) announced today an increase in operating results for the three and six months ended February 28, 2007.

NTIC’s net income for the three months ended February 28, 2007 increased 118.9% or $243,473 to $448,203 and $0.12 per share compared to $204,730 and $0.06 per share for the three months ended February 28, 2006. Additionally, net income for the six months ended February 28, 2007 increased 71.5% or $599,713 to $1,438,427 and $0.40 per share compared to $838,714 and $0.23 per share for the six months ended February 28, 2006.

NTI’s total worldwide sales from its international joint ventures increased 26.1% to $39,272,049 during the six months ended February 28, 2007 as compared to $31,153,683 during the same period in fiscal 2006.

NTI’s net sales increased 2.9% and 3.9% during the three and six months ended February 28, 2007 as compared to the same periods in fiscal 2006 primarily as a result of the increase of React-NTI products to new and existing customers in North America offset by a slight decrease in net sales of Zerust® products.  Net sales of Zerust® products decreased $89,301 to $5,716,602 or the six months ended February 28, 2007 as compared to the same period in fiscal 2006.  Net sales of React-NTI products increased $412,248 to $2,785,667 for the six months ended February 28, 2007 as compared to the same period in fiscal 2006.

NTIC’s working capital was $3,208,032 at February 28, 2007, including $240,554 in cash and cash equivalents.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARY

	Three Months Ended		Six Months Ended

	February 28, 2007	February 28, 2006	February 28, 2007	February 28, 2006

NORTH AMERICAN OPERATIONS:
Sales	$3,884,895	$3,775,693	$8,502,269	$8,179,322
Cost of goods sold	2,459,064	2,315,245	5,404,119	5,044,356

Gross profit	1,425,831	1,460,448	3,098,150	3,134,966

Operating expenses:	1,659,789	1,516,817	3,336,751	2,971,085
NORTH AMERICAN OPERATING (LOSS) INCOME	(233,958)	(56,369)	(238,601)	163,881
INCOME FROM ALL CORPORATE JOINT
VENTURES AND HOLDING COMPANIES	866,625	314,851	1,318,436	992,845
INTEREST INCOME	766	1,178	1,701	27,979
INTEREST EXPENSE	(47,483)	(31,857)	(90,364)	(35,506)
OTHER INCOME	6,281	—	8,374	—
GAIN ON SALE OF ASSETS	1,700	—	726,195	—
MINORITY INTEREST	2,272	7,927	(7,314)	(7,485)

INCOME BEFORE INCOME TAX EXPENSE	596,203	235,730	1,718,427	1,141,714
INCOME TAX EXPENSE	148,000	31,000	280,000	303,000

NET INCOME	$448,203	$204,730	$1,438,427	$838,714

NET INCOME PER COMMON SHARE:
Basic	$0.12	$0.06	$0.40	$0.23

Diluted	$0.12	$0.06	$0.39	$0.23

WEIGHTED AVERAGE COMMON SHARES
ASSUMED OUTSTANDING:
Basic	3,664,248	3,597,815	3,644,126	3,593,926
Diluted	3,690,260	3,628,594	3,679,023	3,618,101

Composite financial information from the audited and unaudited financial statements of the Company’s joint ventures carried on the equity basis is summarized as follows:

	February 28, 2007	August 31, 2006

Current assets	$36,481,058	$33,954,156
Total assets	42,967,257	39,030,247
Current liabilities	13,733,953	14,323,903
Non-current liabilities	3,522,544	1,496,557
Joint ventures’ equity	25,710,645	23,209,788

Northern Technologies International Corporation’s share of Corporate Joint Ventures’ equity	$12,021,431	$10,772,102

	February 28, 2007	February 28, 2006

Net sales	$39,272,049	$31,153,683
Gross profit	18,925,025	14,703,559
Net income	3,133,779	2,742,286
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$1,629,734	$1,315,326

About Northern Technologies International Corporation

The Company focuses on developing, marketing and selling proprietary environmentally responsible materials science based products and technical services in over 50 countries worldwide via a network of joint ventures.  In fiscal 2007, the Company’s primary revenues derived from the sales of ZERUST® rust and corrosion inhibiting packaging products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets. During this same period, the Company also received revenues from sales of proprietary new technologies including anti-abrasion ink additives, as well as bio-based sintered metal mold release agents, bio-solvents, bio-emollients, bio-cleaners, bio-lubricants and fully bio-degradable plastic packaging.  In a concerted effort to extend the Company’s proprietary technologies, the Company engages in extensive scientific research and development programs in the areas of material science and corrosion protection.

For more information, please contact Matthew Wolsfeld, CFO, Northern Technologies International Corporation, (763) 225-6600.